Exhibit 3.1

10:29:53 a.m. 10-12-2026 | 3 | 13023972149
To: Page: 03 of 19 2026-10-12 13:30:53 EDT From: Mark Diffenbau

Filed in the Office of
13023972149
Secretary of State
State Of Nevada

Record Number
E33265922023-1
Filing Number
F202610121001
Filed On
10/12/2026 11:03 AM
Number of Pages
7

FRANCISCO V. AGUILAR
Secretary of State
401 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Profit Corporation:

Certificate of Amendment (PURSUANT TO NRS 78.380 & 78.385/78.390)

Certificate to Accompany Restated Articles or Amended and Restated Articles (PURSUANT TO NRS 78.403)

Officer's Statement (PURSUANT TO NRS 80.030)

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity as on file with the Nevada Secretary of State: STAGEWISE STRATEGIES CORP. Entity or Nevada Business Identification Number (NVID): NV20232837812
2. Restated or Amended and Restated Articles: (Select one) (If amending and restating only, complete section 1,2 3, 5 and 6)	[X] Certificate to Accompany Restated Articles or Amended and Restated Articles [ ] Restated Articles - No amendments; articles are restated only and are signed by an officer of the corporation who has been authorized to execute the certificate by resolution of the board of directors adopted on: ______ The certificate correctly sets forth the text of the articles or certificate as amended to the date of the certificate. [X] Amended and Restated Articles * Restated or Amended and Restated Articles must be included with this filing type.
3. Type of Amendment Filing Being Completed: (Select only one box) (If amending, complete section 1, 3, 5 and 6.)	[ ] Certificate of Amendment to Articles of Incorporation (Pursuant to NRS 78.380 - Before Issuance of Stock) The undersigned declare that they constitute at least two-thirds of the following: (Check only one box) [ ] incorporators [ ] board of directors The undersigned affirmatively declare that to the date of this certificate, no stock of the corporation has been issued
	[X] Certificate of Amendment to Articles of Incorporation (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock) The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 79.3% Or [ ] No action by stockholders is required, name change only.
	[ ] Officer's Statement (foreign qualified entities only) - Name in home state, if using a modified name in Nevada: ______ Jurisdiction of formation: ______ Changes to takes the following effect: [ ] The entity name has been amended. [ ] Dissolution [ ] The purpose of the entity has been amended. [ ] Merger [ ] The authorized shares have been amended. [ ] Conversion [ ] Other: (specify changes) * Officer's Statement must be submitted with either a certified copy of or a certificate evidencing the filing of any document, amendatory or otherwise, relating to the original articles in the place of the corporations creation.

This form must be accompanied by appropriate fees.

Page 1 of 2
Revised: 9/1/2023

10:29:53 a.m. 10-12-2026 | 4 | 13023972149
To: Page: 04 of 19 2026-10-12 13:30:53 EDT 13023972149 From: Mark Diffenbau

FRANCISCO V. AGUILAR
Secretary of State
401 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Profit Corporation:
Certificate of Amendment (PURSUANT TO NRS 78.380 & 78.385/78.390)
Certificate to Accompany Restated Articles or Amended and Restated Articles (PURSUANT TO NRS 78.403)
Officer's Statement (PURSUANT TO NRS 80.030)

4. Effective Date and Time: (Optional)	Date: 10/12/2026 Time: 5:00 PM EDT (must not be later than 90 days after the certificate is filed)
5. Information Being Changed: (Domestic corporations only)	Changes to takes the following effect: [X] The entity name has been amended. [ ] The registered agent has been changed. (attach Certificate of Acceptance from new registered agent) [ ] The purpose of the entity has been amended. [X] The authorized shares have been amended. [ ] The directors, managers or general partners have been amended. [ ] IRS tax language has been added. [X] Articles have been added. [X] Articles have been deleted. [X] Other. The articles have been amended as follows: (provide article numbers, if available) See Amended and Restated Articles Attached (attach additional page(s) if necessary)
6. Signature: (Required)	X /s/ Temur Zokirov — Authorized Signer Signature of Officer or Authorized Signer — Title X ____________ — ____________ Signature of Officer or Authorized Signer — Title *If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

Please include any required or optional information in space below:
(attach additional page(s) if necessary)

See Amended and Restated Articles Attached

This form must be accompanied by appropriate fees.

Page 2 of 2
Revised: 8/1/2023

ATTACHMENT TO NEVADA
CERTIFICATE TO ACCOMPANY

RESTATED ARTICLES OR

AMENDED AND RESTATED

ARTICLES OF INCORPORATION OF

STAGEWISE STRATEGIES CORP.

Pursuant to Section 78.403 of the Nevada Revised Statutes, StageWise Strategies Corp., a Nevada corporation, hereby amends and restates its Articles of Incorporation in their entirety as follows:

I. Name of Entity

The name of the Corporation is TEG Overseas, Inc.

II. Registered Agent for Service of Process

The name and address of the registered agent is CT Corporation System, 701 S. Carson St., Suite 200, Carson City, Nevada 89701.

III. Corporate Purpose

The purpose of the Corporation is to engage in any lawful act or activity for which a Corporation may be organized under the provisions of Chapter 78 of the Nevada Revised Statutes.

IV. Capitalization

A. Authorized Shares.

The Corporation is authorized to issue 850,000,000 shares of capital stock consisting of two classes of shares, designated “Common Stock” and “Preferred Stock.” The Corporation is authorized to issue in the aggregate (i) 800,000,000 shares of its Common Stock having a par value of $0.001 per share and (ii) 50,000,000 shares of its Preferred Stock having a par value of $0.001 per share.

B. Fully Paid and Non-Assessable.

Any and all shares of stock issued by the Corporation, the fixed consideration for which has been paid or delivered, shall be deemed fully paid stock and such shares shall not be liable for any further call or assessment thereon, and the holders of such stock shall not be liable for any further assessments.

C. Preemptive Rights.

No holder of shares of the Corporation of any class shall be entitled as such, as a matter of right, whether preemptive, preferential or otherwise, to subscribe for, purchase or receive any shares of the Corporation of any class, or any securities convertible into, exchangeable for, or carrying a right or option to purchase its shares of any class, whether now or hereafter authorized and whether issued, sold or offered for sale by the Corporation for cash or other consideration or by way of dividend, split of shares or otherwise. This provision shall be interpreted to deny preemptive or preferential rights to the maximum extent permitted under Nevada law.

V. Preferred Stock

A. General.

Shares of Preferred Stock may be issued in one or more series at such time or times and for such consideration as the Board of Directors may determine. Each such series shall be given a distinguishing designation. All shares of any one series shall have preferences, limitations and relative rights identical with those of other shares of the same series and except to the extent otherwise provided in the description of such series, with those of other shares of Preferred Stock.

Except as otherwise provided by law or by the resolution or resolutions adopted by the Board of Directors designating the powers, designations, preferences, limitations, restrictions, and relative rights of any Preferred Stock, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes. Each share of Common Stock shall entitle the holder thereof to one vote on all matters on which stockholders are entitled generally to vote, and the holders of Common Stock shall vote together as a single class.

B. Powers and Rights of Preferred Stock.

Authority is hereby expressly granted to the Board of Directors to fix from time to time, by resolution or resolutions providing for the establishment and/or issuance of any series of Preferred Stock, the designation of such series and the preferences, limitations and relative rights of the shares of such series, including the following:

1.	The distinctive designation and number of shares comprising such series, which number may (except as otherwise provided by the Board of Directors in creating such series) be increased or decreased (but not below the number of shares then outstanding) from time to time by action of the Board of Directors;

2.	The voting rights, if any, which shares of the series shall have, which may be special, conditional, limited or otherwise;

3.	The rate of dividends, if any, on the shares of the series, whether dividends shall be non-cumulative, cumulative to the extent earned, partially cumulative or cumulative (and, if cumulative, from which date to dates), whether dividends shall be payable in cash, property or rights, or in shares of the Corporation’s capital stock, and the relative rights of priority, if any, of payment of dividends on shares of the series over shares of any other series or over the Common Stock;

4.	Whether the shares of the series shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, the event or events upon or after which they shall be redeemable, whether they shall be redeemable at the option of the Corporation, the stockholder or another person, the amount per share payable in case of redemption (which amount may vary under different conditions and at different redemption dates), whether such amount shall be a designated amount or an amount determined in accordance with a designated formula or by reference to extrinsic data or events and whether such amount shall be paid in cash, indebtedness, securities or other property or rights, including securities of any other corporation;

5.	Whether that series shall have a sinking fund for the redemption or purchase of shares of that series and, if so, the terms of the amounts payable into such sinking fund;

6.	The rights to which the holders of the shares of the series shall be entitled in the event of voluntary or involuntary dissolution or liquidation of the Corporation, and the relative rights of priority, if any, of payment of shares of that series over shares of any other series or over the Common Stock in any such event;

7.	Whether the shares of the series shall be convertible into or exchangeable for cash, shares of stock of any other class or any other series, indebtedness, or other property or rights, including securities of another corporation, and, if so, the terms and conditions of such conversion or exchange, including the rate or rates of conversion or exchange, and whether such rate shall be a designated amount or an amount determined in accordance with a designated formula or by reference to extrinsic data or events, the date or dates upon or after which they shall be convertible or exchangeable, the period for which they shall be convertible or exchangeable, the event or events upon or after which they shall be convertible or exchangeable, and whether they shall be convertible or exchangeable at the option of the Corporation, the stockholder or another person, and the method (if any) of adjusting the rate of conversion or exchange in the event of a stock split, stock dividend, combination of shares or similar event;

8.	Whether the issuance of any additional shares of such series, or of any shares of any other series, shall be subject to restrictions as to issuance, or as to the powers, preferences or rights of any such other series; and

9.	Any other preferences, privileges and powers and relative, participating, optional or other special rights and qualifications, limitations or restrictions of such series, as the Board of Directors may deem advisable and as shall not be inconsistent with the provisions of this Article and the full extent now or hereafter permitted by the law of the State of Nevada.

VI. Stockholder Action by Written Consent

Any action required or permitted to be taken at a meeting of stockholders of the Corporation may be taken without a meeting or a vote if the action is taken by written consent of stockholders holding of record, or otherwise entitled to vote, in the aggregate not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote on the action were present and voted. To the extent the Nevada Revised Statutes requires prior notice of any such action to be given to nonconsenting or nonvoting shareholders, such notice shall be given before the date on which the action becomes effective. The notice shall be in the form of a record and shall contain or be accompanied by the same material that, under the Nevada Revised Statutes, would have been required to be delivered to nonconsenting or nonvoting shareholders in a notice of meeting at which the proposed action would have been submitted for shareholder action. Such notice shall be provided in the same manner as the Bylaws or these Amended and Restated Articles of Incorporation require or permit other notices to shareholders to be provided.

VII. Board of Directors

A. Authority.

The directors are hereby granted the authority to do any act on behalf of the Corporation as may be allowed by law.

B. Number of Directors.

Except as otherwise provided by the resolution or resolutions adopted by the Board of Directors designating the powers, designations, preferences, limitations, restrictions, and relative rights of any Preferred Stock, the number of directors of the Corporation shall be fixed as set forth in the bylaws of the Corporation, and may be increased or decreased from time to time, by resolution of the Board of Directors.

C. Election of Directors.

Directors shall be elected by the vote of the holders of Common Stock as set forth in the Bylaws of the Corporation but subject to any designation of rights and preferences of any shares of Preferred Stock.

VIII. Liability and Indemnification

A. Liability.

No director or officer of the Corporation shall be liable to the Corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, except that this provision shall not eliminate or limit the liability of a director or officer for:

1.	acts or omissions which involve intentional misconduct, fraud or a knowing violation of the law; or

2.	in the case of directors, the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes.

If the Nevada Revised Statutes are hereafter amended to authorize the further elimination or limitation of the liability of a director or officer, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the Nevada Revised Statutes, as so amended.

B. Indemnification.

1.	The Corporation will indemnify to the fullest extent permitted by law any person (the “Indemnitee”) made or threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (whether or not by or in the right of the Corporation) by reason of the fact that he or she is or was a director of the Corporation or is or was serving as a director, officer, employee or agent of another entity at the request of the Corporation or any predecessor of the Corporation against judgments, fines, penalties, excise taxes, amounts paid in settlement and costs, charges and expenses (including attorneys’ fees and disbursements) that he or she incurs in connection with such action or proceeding.

2.	The right to indemnification will inure whether or not the claim asserted is based on matters that predate the adoption of this Article VII, will continue as to an Indemnitee who has ceased to hold the position by virtue of which he or she was entitled to indemnification, and will inure to the benefit of his or her heirs and personal representatives.

3.	The right to indemnification and to the advancement of expenses conferred by this Article VII are not exclusive of any other rights that an Indemnitee may have or acquire under any statute, bylaw, agreement, vote of stockholders or disinterested directors, the Amended and Restated Articles of Incorporation or otherwise.

4.	The Corporation’s obligation, if any, to indemnify or to advance expenses to any Indemnitee who was or is serving at the request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or other entity will be reduced by any amount such Indemnitee may collect as indemnification or advancement of expenses from such other entity.

5.	The Corporation will, from time to time, reimburse or advance to any Indemnitee the funds necessary for payment of expenses, including attorneys’ fees and disbursements, incurred in connection with defending any proceeding from which he or she is indemnified by the Corporation, in advance of the final disposition of such proceeding; provided that the Corporation has received the undertaking of such director or officer to repay any such amount so advanced if it is ultimately determined by a final and unappealable judicial decision that the director or officer is not entitled to be indemnified for such expenses.

Any repeal or modification of the foregoing provisions of this Article VII by the stockholders of the Corporation or of the indemnification provisions of the Bylaws by the Board of Directors or the stockholders of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation existing prior to the date when such repeal or modification becomes effective.

ARTICLE IX. Bylaws

In furtherance and not in limitation of the powers conferred by statute, only the Board of Directors is expressly and exclusively authorized to adopt, amend or repeal the Bylaws. Meetings of stockholders may be held within or without the State of Nevada, as the Bylaws provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Nevada at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws.

X. Amendment of Articles of Incorporation

The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in the Articles of Incorporation and add or insert any other provision authorized by the laws of the State of Nevada in the manner now or hereafter prescribed by law. All rights, preferences or privileges of whatever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to these Articles of Incorporation in its present form or as hereafter amended are granted subject to the rights now reserved in this Article.

XI. Existence

The Corporation shall have perpetual existence.

XII. ELECTION REGARDING NRS 78.378-78.3793 and 78.411-78.444

The Corporation shall NOT be governed by nor shall the provisions of NRS 78.378 through and including 78.3793 and NRS 78.411 through and including 78.444 in any way whatsoever affect the management, operation or be applied in the Corporation. This Article may only be amended by a vote of not less than 90% of the then issued and outstanding shares of the Corporation. A quorum of outstanding shares for voting on an Amendment to this Article shall not be met unless 95% or more of the issued and outstanding shares are present at a properly called and noticed meeting of the Stockholders. The super-majority set forth in this Article only applies to any attempted amendment to this Article.

FRANCISCO V. AGUILAR

NEVADA SECRETARY of STATE

NEVADA STATE BUSINESS LICENSE

TEG Overseas, Inc.

Nevada Business Identification # NV20232837812

Expiration Date: 07/31/2027

Under Title 7 of the Nevada Revised Statutes, and based on a properly filed application and payment of required fees, the above-named entity is granted a Nevada State Business License to conduct business in Nevada.

This license is valid through the expiration date shown, unless it is suspended, revoked, or canceled under Nevada law. It is not transferable and does not replace any required local business license, permit, or registration.

If the business stops operating, this license must be canceled on or before the expiration date. Failure to do so may result in late fees or penalties that cannot be waived.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed the Great Seal of State, at my office on 10/12/2026.

Francisco V. Aguilar
Secretary of State

Certificate Number: B20261012000763
You may verify this certificate online at
https://orion.nv.gov/portal/public/#/public/nvsos/en/CaseXscreen?screen=CertificateSearch